Exhibit 4.30

THIRD AMENDMENT TO
AMENDED AND RESTATED FLY LEASING LIMITED MANAGEMENT AGREEMENT

Amendment (this “Amendment”), dated as of February 1, 2017, to that certain Amended and Restated Fly Leasing Limited Management Agreement, dated as of December 28, 2012, by and among Fly Leasing Limited, a Bermuda exempted company (the “Company”), and Fly Leasing Management Co. Limited, a Bermuda exempted company (the “Manager”), as amended by the First Amendment to Amended and Restated Fly Leasing Limited Management Agreement, dated as of June 19, 2015, and the Second Amendment to Amended and Restated Fly Leasing Limited Management Agreement, dated as of July 27, 2016 (as amended, the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, Section 16.6 of the Agreement permits the parties thereto to amend the Agreement by means of a document signed by all parties; and

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto hereby agree as follows:

1.   Definitions.

(A) Section 1.1 of the Agreement is hereby amended by deleting the definitions of “Base Fee”, “Rent Collected Fee” and “Rent Payable Fee” in their entirety.

(B) Section 1.1 of the Agreement is hereby amended by replacing the definition of “Fee Period” in its entirety with the following:

“Fee Period has the meaning given to that term in clause 5.1(a)(1);”

(C) Section 1.1 of the Agreement is hereby amended to include the following definition:

“The Rent Fee in respect of any Fee Period shall equal the sum of (x) three and one-half percent (3.50%) of the aggregate amount of the Rents actually paid by each lessee and, if any lessee fails to pay any Rent when due, amounts applied towards such payment (including the application of any security deposit to the payment of Rent) during such Fee Period or portion of such Fee Period in which the relevant aircraft is held by B&B Air Funding or any of its Subsidiaries, plus (y) $1,000 per aircraft held by B&B Air Funding or any of its Subsidiaries during such Fee Period;”

2.   Servicing Fees. Section 5.1(a)(1) of the Agreement is hereby deleted in its entirety and replaced with the following:

“In respect of the aircraft in the Initial Portfolio and any other aircraft that the Company acquires that will be held by B&B Air Funding or any of its Subsidiaries or any other Subsidiary established by the Company for the purpose of entering into an aircraft securitization financing, the Company shall pay to the Manager a Rent Fee, payable by the Company to the Manager in arrears for each period commencing on the most recent Calculation Date and ending on the next succeeding Calculation Date during the term of this Agreement (each such period, a Fee Period), such payment to be made no later than the Payment Date immediately following the end of each such Fee Period.

3.   Administrative Agency Fees. Section 5.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Administrative Agency Fees

The Company shall pay to the Manager an Administrative Agency Fee initially equal to $750,000 per annum for each aircraft securitization financing established by the Company. Administrative Agency Fees shall be payable in arrears in equal monthly installments on each Payment Date. The amount of the Administrative Agency Fee payable for each aircraft securitization financing established by the Company shall be subject to adjustment as set forth in clause 5.1(d) and such other adjustments as may be agreed between the Company and the Manager from time to time during the term of this Agreement.”

4.   Adjusting the Administrative Agency Fees. Section 5.1(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Adjusting the Administrative Agency Fees

The amount of the Administrative Agency Fee payable for each aircraft securitization financing established by the Company under clause 5.1(c) shall be increased (but not decreased) annually by the percentage movement (if any) in the CPI from January 1 to December 31 of each calendar year.”

5.   Credit for Servicing Fees Paid. Section 5.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Credit for Servicing Fees Paid

Rent fees and administrative agency fees paid to BBAM under any Servicing Agreement or Administrative Agency Agreement shall be credited toward (and thereby reduce) the amount of Rent Fees and Administrative Agency Fees due and payable by the Company to the Manager pursuant to clauses 5.1(a)(1) and 5.1(c). Sales fees paid to BBAM under any Servicing Agreement shall be credited toward (and thereby reduce) the amount of Origination and Disposition Fees due and payable by the Company to the Manager pursuant to clause 5.1(b).”

6.   Effect of Termination. Section 10.3(b)(2) of the Agreement is hereby deleted in its entirety and replaced with the following:

“claim by the Manager in respect of accrued Rent Fees, Origination and Disposition Fees, Change of Control Fees and Administrative Agency Fees in respect of the period to termination and the Company shall pay to the Manager any such accrued Rent Fees, Origination and Disposition Fees, Change of Control Fees or Administrative Agency Fees (it being agreed that the amount of the Rent Fees payable to the Manager with respect to the Fee Period during which this Agreement is terminated shall be calculated to the end of such Fee Period);”

7.   Effect of Amendment. This Amendment shall be effective as of January 1, 2017. Except as expressly set forth herein, the Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, and shall remain in full force and effect, as amended hereby.

8.   Entire Agreement. The Agreement, as amended hereby, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written. To the extent that there is a conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

9.   Severability. Should any provision of this Amendment or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by applicable law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Amendment.

10.   Governing Law. This Amendment, the legal relations between the parties hereto and the adjudication and the enforcement thereof, shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.   Amendments and Waivers. No provision of this Amendment may be amended other than in accordance with the terms of the Agreement.

12.   Counterparts. This Amendment may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been duly executed on the date first written above.

FLY LEASING LIMITED

By:
Name:
Title:

FLY LEASING MANAGEMENT CO. LIMITED

By:
Name:
Title: